EXHIBIT 23.1



The Board of Directors
Data Systems Network Corporation:


We consent to incorporation by reference in this registration statement on Form S-8 of Data Systems Network Corporation of our report dated March 4, 1997, relating to the consolidated balance sheets of Data Systems Network Corporation as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1996 annual report on Form 10-K of Data Systems Network Corporation.



KPMG Peat Marwick LLP

/S/ KPMG Peat Marwick LLP



Detroit, Michigan
November 19, 1997